Exhibit 10.3

April 23, 2019

Andrew Del Matto
119 Sugar Creek Court Alamo, CA 94507

Dear Drew,

This letter agreement (the “Agreement”) is entered into between Citrix Systems, Inc. (the “Company”) and you.

Subject to

i.	your continued employment with the Company through April 26, 2019 (the “Termination Date”),

ii.
your agreement to provide consulting and transitional support following the Termination Date for a 30-day period ending May 26, 2019, as may be requested by the Company from time to time, which, for the avoidance of doubt, will not require you to report to the Company’s offices, and

iii.
your signing of a separation and release agreement in substantially the form attached to the Executive Agreement, by and between you and the Company, dated as of February 1, 2018 (the “Executive Agreement”), and the final form of which is attached hereto as Exhibit I (the “Separation Agreement and Release”), and the Separation Agreement and Release becoming irrevocable by its terms, upon the Termination Date, ten thousand thirty-eight (10,038) of the time-based restricted stock units granted to you on March 1, 2018 under the Citrix Systems, Inc. Amended and Restated 2014 Equity Incentive Plan (the “RSUs”) shall immediately accelerate and become nonforfeitable.

To accept the terms of this Agreement, please sign and return this letter to me. If you have any questions, please contact Tony Gomes.

Sincerely,

/s/ David Henshall
David Henshall
President and CEO

My signature below indicates that I accept the terms of this Agreement. I understand that the terms of this Agreement supersede any prior representations or terms regarding the subject matter hereof, whether expressed orally or in writing.

Andrew Del Matto

Signature: /s/ Andrew Del Matto

Date: May 2, 2019